Exhibit 99.1

CytoSorbents Achieves Key Milestone with FDA Approval of the U.S. REFRESH 2 Pivotal Cardiac Surgery Trial IDE Application

MONMOUTH JUNCTION, NJ, December 21, 2017 – CytoSorbents Corporation (NASDAQ: CTSO), a critical care immunotherapy leader commercializing its flagship CytoSorb® blood filter to treat deadly inflammation in critically-ill and cardiac surgery patients around the world, announced that the U.S. Food and Drug Administration (FDA) has granted approval of its REFRESH 2 Investigational Device Exemption (IDE) application, with conditions. These conditions relate to requested clarifications and changes to the patient consent form and Instructions for Use document, which have now been modified. Based on FDA guidance, study initiation and patient enrollment can now begin at each clinical center with site institutional review board (IRB) approval and the revised documentation.

Dr. Eric Mortensen, Chief Medical Officer of CytoSorbents stated, “The FDA approval of our REFRESH 2 trial IDE application is a major milestone for our clinical program. This pivotal trial is designed to provide the key safety and efficacy data needed to support United States regulatory approval for the use of CytoSorb in cardiac surgery. The IDE approval allows us to aggressively move forward with our clinical trial sites to complete the final steps prior to the official start of the study, which is expected shortly.”

Dr. Mortensen continued, “The REFRESH 2 pivotal study will assess the effectiveness of intraoperative CytoSorb blood treatment on postoperative acute kidney injury (AKI), the primary endpoint of the study and one of the most common adverse events in patients undergoing complex cardiac surgery. Studies have demonstrated that even mild postoperative AKI increases the risk of patient death in the years after surgery, while also increasing the risk of progressive chronic kidney disease in survivors. CytoSorb has the potential to decrease kidney injury by reducing a broad range of inflammatory nephrotoxins that are generated during surgery and can damage the kidneys, such as plasma free hemoglobin and activated complement. This could have significant global clinical importance, particularly since heart disease remains the leading cause of death worldwide and the incidence of open heart surgery is rising due to the obesity pandemic and the aging baby boomer generation.”

The REFRESH 2 trial is a randomized, controlled, multi-center, clinical trial designed to evaluate intraoperative CytoSorb use as a therapy to reduce AKI, as measured by Kidney Disease Improving Global Outcomes (KDIGO) criteria, following complex cardiac surgery. The trial will enroll up to 400 patients undergoing elective, non-emergent open heart surgery for either valve replacement, or aortic reconstruction with hypothermic cardiac arrest. Control patients will receive standard of care during surgery, while Treatment patients will receive standard of care with dual parallel CytoSorb cartridges in a heart-lung machine bypass circuit that are intended to reduce toxic inflammatory mediators and renal toxins such as plasma free hemoglobin and activated complement, during surgery. Other secondary and exploratory endpoints include time on mechanical ventilation, the use of vasopressors or other hemodynamic support, days in the intensive care unit, reduction in inflammatory mediators, and mortality at 30 days, for example. A synopsis of the trial protocol will be available in the near future at www.clinicaltrials.gov.

About CytoSorbents Corporation (NASDAQ: CTSO)

CytoSorbents Corporation is a leader in critical care immunotherapy, specializing in blood purification. Its flagship product, CytoSorb® is approved in the European Union with distribution in 44 countries around the world, as an extracorporeal cytokine adsorber designed to reduce the "cytokine storm" or "cytokine release syndrome" that could otherwise cause massive inflammation, organ failure and death in common critical illnesses. These are conditions where the risk of death is extremely high, yet no effective treatments exist. CytoSorb® is also being used during and after cardiac surgery to remove inflammatory mediators that can lead to post-operative complications, including multiple organ failure. CytoSorbents has completed its REFRESH (REduction in FREe Hemoglobin) 1 trial – a multi-center, randomized controlled safety and feasibility study that has demonstrated that intra-operative CytoSorb® use in a heart-lung machine during complex cardiac surgery can significantly reduce plasma free hemoglobin and activated complement.  The company expects to shortly initiate the pivotal REFRESH 2 trial intended to support U.S. FDA approval.  CytoSorb® has been used in more than 31,000 human treatments to date.

CytoSorbents' purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Its technologies have received non-dilutive grant, contract, and other funding of nearly $22 million from DARPA, the U.S. Army, the U.S. Department of Health and Human Services, the National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), U.S. Special Operations Command (SOCOM) and others. The Company has numerous products under development based upon this unique blood purification technology, protected by 32 issued U.S. patents and multiple applications pending, including CytoSorb-XL™, HemoDefend™, VetResQ™, K+ontrol™, ContrastSorb, DrugSorb, and others.  For more information, please visit the Company's websites at www.cytosorbents.com and www.cytosorb.com or follow us on Facebook and Twitter.

Forward-Looking Statements

This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, the risks discussed in our Annual Report on Form 10-K, filed with the SEC on March 3, 2017, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.

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CytoSorbents Contact:

Amy Vogel

Investor Relations

732-398-5394

avogel@cytosorbents.com

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